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                                                                            EX-5

                                 Sidley & Austin
                            One First National Plaza
                                Chicago, IL 60603
                             Telephone 312 853 7000
                             Facsimile 312 853 7036




                                November 10, 1998




Multigraphics, Inc.
431 Lakeview Court
Mount Prospect, Illinois 60056

     Re: Multigraphics, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Multigraphics, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 140,000 shares of common stock, par value $.025, of the Company ("Common Stock") to be offered to participants in the Company's 1998 Stock Incentive Plan for Directors (the "Plan").

     We are familiar with the Second Restated Certificate of Incorporation, as amended, and the By-laws of the Company and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

     In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.



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Multigraphics, Inc.
November 10, 1998
Page 2

     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. If, pursuant to the authorization of the Company's Board of Directors or a duly authorized committee thereof, the Company shall originally issue any authorized but unissued shares of Common Stock pursuant to the Plan, such shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; (ii) such shares shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered against receipt by the Company of the consideration (but not less than the par value thereof) provided in the Plan.

     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of shares of Common Stock. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any change in applicable law.

     This opinion letter is limited to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                                Very truly yours,


                                                /s/ Sidley & Austin